UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2012

TRIDENT MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-20784	77-0156584
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Kifer Road

Sunnyvale, California 94086

(Address of principal executive offices, with zip code)

(408) 962-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 9, 2011, Trident Microsystems, Inc. (the “Company”) adopted and filed with the Secretary of State of the State of Delaware a certificate of amendment (the “Certificate of Amendment”) to amend the Amended and Restated Certificate of Designation of Series B Preferred Stock, par value $0.001 (the “Series B Preferred Stock”). Also, effective such date, the Company amended Article II, Section 7 of the Bylaws of the Company (the “Bylaws Amendment”).

The principal changes included in the Certificate of Amendment and the Bylaws of the Company are to: (i) permit the Company to operate with fewer than seven directors; (ii) preclude the nomination of additional directors by the Series B Preferred Stock holders; and (iii) modify the quorum requirement to reference directors then in office, rather than all authorized directors.

As previously disclosed, following the sale of certain assets of the Company, a number of directors resigned leaving the Company with three remaining directors. Although the Board is authorized to amend the Company’s Bylaws, any such amendment requires the affirmative vote of a majority of authorized, rather than sitting directors. Accordingly, the Company was not able to seat a quorum of directors. As such, on June 22, 2012, the Company requested the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to enter an order, pursuant to section 105(a) of the Bankruptcy Code and section 303 of the General Corporation Law of the State of Delaware, modifying the Series B Preferred Stock Amended and Restated Certificate of Designation and the Company’s Bylaws. On July 9, 2012, the Bankruptcy Court granted the motion.

The foregoing is not a complete summary of the terms of the Certificate of Amendment and the Bylaws Amendment described in this Item 5.03, and reference is made to the complete texts of the Certificate of Amendment and the Bylaws Amendment that are filed with this Current Report on Form 8-K as Exhibit 3(i) and Exhibit 3(ii).

Item 8.01.	Other Events.

As previously disclosed, on January 4, 2012, the Company and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd, a Cayman Islands corporation, (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

On July 9, 2012, the Debtors filed their monthly operating report for the reporting period of May 2012 with the Bankruptcy Court, and subsequently filed an amended report on July 12, 2012. The amended May 2012 monthly operating report is furnished with this Current Report on Form 8-K as Exhibit 99.1.

The monthly operating report contains unaudited financial information which has not been reviewed by independent accountants, is limited to the Debtors and is in a format prescribed by applicable bankruptcy laws. The financial information related to the Debtors included in the monthly operating report has been prepared to conform with specific instructions from the U.S. Trustee and is not presented in accordance with generally accepted accounting principles (“GAAP”) or SEC regulations applicable to financial statements contained in periodic reports filed with the SEC. Preparation of the Debtors’ financial statements in accordance with GAAP could result in material reconciliations and adjustments to certain financial information presented in the monthly operating reports.

The monthly operating report also contains information for periods that are different from those contained in the reports the Company has filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Such information also may not be indicative of the financial condition or operating results of the Company and its subsidiaries for the periods reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act, or of future results. The financial information in the monthly operating report is not presented on a consolidated basis and does not present the consolidated results of the Company. Accordingly, the financial statements in the monthly operating reports cannot be compared with the consolidated financial condition and results of operations that the Company has reported in its Exchange Act filings.

While every effort has been made to assure the accuracy and completeness of the monthly operating report, errors or omissions may have inadvertently occurred and the Company reserves the right to amend the monthly operating report as necessary.

Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/trident.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 3(i)	Certificate of Amendment of the Amended and Restated Certificate of Designation of Series B Preferred Stock, filed July 9, 2012

Exhibit 3(ii)	Amendment to Article II, Section 7 of the Bylaws of the Company adopted on July 9, 2012

Exhibit 99.1	Operating results for the period from May 1, 2012 to May 31, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2012

TRIDENT MICROSYSTEMS, INC.

/S/ DAVID L. TEICHMANN
David L. Teichmann
Executive Vice President, General Counsel & Corporate Secretary